       SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.  )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         PARK COMMUNICATIONS, INC.
        -----------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         PARK COMMUNICATIONS, INC.
        -----------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ---------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       ---------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: {1}

       ---------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ---------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ------------------------------
    2) Form, Schedule or Registration Statement No.:

       ------------------------------
    3) Filing Party:

       ------------------------------
    4) Date Filed:

       ------------------------------

{1} Set forth the amount on which the filing fee is calculated and state how it was determined.

PARK COMMUNICATIONS, INC.


                                   Park Communications, Inc.
                                   Terrace Hill
                                   P.O. Box 550
                                   Ithaca, NY 14851
                                   Phone (607) 272-9020

Dear Stockholder:

   We would like to invite you to your Company's Annual Meeting of Stockholders in New York City on Tuesday, May 3 at 9:15 a.m. The meeting will be held in the East Trianon Suite on the second floor of The Carlyle, 35 East 76th Street, New York, New York. A Continental breakfast will be served at 8:45 a.m. In the following pages you will find information about the meeting plus a proxy statement.

   We hope you can be with us. If you can't attend in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed card and return it in the enclosed self-addressed, postpaid envelope. Please return your card promptly.

   We look forward to seeing you at the meeting.



                                   Sincerely,


March 30, 1994


                                   /s/Dorothy D. Park

                                   Dorothy D. Park
                                   Chairman of the Board

TO PARK COMMUNICATIONS, INC. STOCKHOLDERS

   The Annual Meeting of Stockholders of Park Communications, Inc. will be on May 3, 1994 at 9:15 a.m., in the East Trianon Suite on the second floor of The Carlyle, 35 East 76th Street, New York City.

   We certainly hope you will be able to attend this year's Stockholders' Meeting. Whether or not you plan to attend in person, it is important that your shares be represented, so please mark and sign the enclosed proxy and return it promptly in the envelope provided. If you do attend the meeting, you may withdraw your proxy at that time and vote your shares in person.



Matters to be considered by the Stockholders:

1. The election of Directors.

2. The transacting of such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record as of the close of business on February 16, 1994 are eligible to vote at the Annual Stockholders' Meeting.



By order of the Board of Directors.



March 30, 1994



                                   /s/Dorothy D. Park

                                   Dorothy D. Park, Secretary
                                   Park Communications, Inc.

                            PARK COMMUNICATIONS, INC.

                                  Terrace Hill
                                  P.O. Box 550
                             Ithaca, New York 14851

PROXY STATEMENT

   Annual Meeting of Stockholders to be held May 3, 1994 Proxy Solicitation by the Board of Directors

   This statement is furnished in connection with the Annual Meeting of Stockholders to be held at 9:15 a.m. on May 3, 1994. Stockholders of record at the close of business on February 16, 1994 will be entitled to vote at the meeting.

PROXIES

   Proxies are being solicited by the Board of Directors of the Company. If the accompanying proxy is executed and returned, the shares represented by the proxy will be voted as specified therein, but the stockholder may revoke it any time before the meeting by mailing a signed instrument revoking the proxy to:
Dorothy D. Park, Secretary, Park Communications, Inc., P.O. Box 550, Ithaca, NY 14851; to be effective the revocation must be received on or before May 2, 1994. A stockholder may, if he desires, attend the meeting in person, withdraw his proxy and vote in person. This Proxy Statement is being mailed to stockholders on or about March 30, 1994. The cost of the solicitation is borne by the Company.

VOTING SECURITIES

   The Company at February 16, 1994, had issued and outstanding 20,712,159 shares of Common Stock. All holders of Common Stock are entitled to one vote for each share of stock held by them on any matter to be voted on at any meeting of the stockholders. As of February 16, 1994, there were 522 holders of record of the Company's Common Stock. A majority of the Company's outstanding shares will constitute a quorum necessary to transact business at the Annual Meeting.

   The election of directors will require the affirmative vote of a plurality of the shares voting in person or by proxy at the Annual Meeting. In voting by proxy on the election of directors, stockholders may vote in favor of all nominees or withhold their votes as to some or all nominees. Withheld votes will be treated as votes against a nominee. Broker non-votes (i.e., proxies returned by brokers holding shares with respect to which they have received no voting instructions by the beneficial owners) will be counted for purposes of determining the presence or absence of a quorum, but will not affect the outcome of the election of directors. If any additional matters are submitted to stockholders at the Annual Meeting, both abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; however, abstentions will be counted in tabulations of the total number of votes cast on a particular proposal (and hence have the effect of a negative vote), whereas broker non-votes will not be counted for such purposes and will not affect the outcome.



OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
OF MORE THAN 5% OF COMMON STOCK

Name and Address
of Beneficial      No. of Shares              Percent
Owner              Beneficially Owned         of Class
- -------------------------------------------------------------------------
Dorothy D. Park      18,686,755*               89.65%*
P.O. Box 550
Ithaca, NY 14851


*Mrs. Park is the Personal Representative of the Estate of Roy H. Park, former Chairman of the Board and Chief Executive Officer of the Company and holder of approximately 89.65% of the Company's outstanding Common Stock. 18,684,505 of the shares listed above are held by Mrs. Park in her capacity as Personal Representative of Mr. Park's Estate, and the numbers and percentages set forth above assume conversion of the Company's Convertible Debentures currently held by Mr. Park's Estate into 130,852 shares of the Company's Common Stock. As Personal Representative of Mr. Park's Estate, Mrs. Park has the power, subject to the provisions of Mr. Park's will, applicable state law and her fiduciary duties and obligations as Personal Representative, to control the shares of the Company previously held by Mr. Park, which power includes but is not limited to the power to vote and dispose of such shares. Under Mr. Park's will, an amount of shares previously held by Mr. Park equal to 51% of the Company's outstanding Common Stock was bequeathed to Park Foundation, Inc., a North Carolina non-profit corporation ("Park Foundation"). Mrs. Park is the Secretary and one of three current members of the Board of Directors of Park Foundation. The other two Directors of Park Foundation are Wright M. Thomas (President, Chief Operating Officer and a Director of the Company) and Adelaide Park Gomer, daughter of Dorothy D. Park and the late Roy H. Park. After payment of all debts, expenses of estate administration, and estate, legacy, succession, transfer and like taxes of the estate, the residue of Mr. Park's Estate, if any, was also bequeathed to Park Foundation. On March 25, 1994, at a Special Meeting of the Company's Board of Directors, Mrs. Park, in her capacity as Personal Representative of the Estate, informed the Company of the Estate's decision to sell the Estate-held shares of the Company. In response to this announcement, the Board voted to seek a sale of the entire Company. See "Common Stock Owned By Directors and Officers As Of February 1, 1994," below. Park Foundation has consented to the decision to sell the Estate-held shares.

COMMON STOCK OWNED BY DIRECTORS AND OFFICERS
AS OF FEBRUARY 1, 1994

Name of Beneficial                           No. of Shares            Percent
Owners                                       Beneficially Owned       of Class
- -------------------------------------------------------------------------------
Dorothy D. Park* - Chairman of the Board
  and Secretary                              18,686,755**             89.65%**
Wright M. Thomas - Director, President,
  Chief Operating Officer, Treasurer
  and Assistant Secretary                         2,820               --
Harry F. Byrd, Jr. - Director                     6,750               --
J. Markham Green - Director                          --               --
John F. McNair III - Director                     2,250               --
Roy H. Park, Jr. - Director                       1,000               --
Jack E. Claiborne - Vice President -
  Assistant to the Chairman                         125               --
W. Randall Odil - Vice President - Television       208               --
Rick A. Prusator - Vice President - Radio           100               --
Robert J. Rossi - Vice President - Newspapers     1,140               --
Randel N. Stair - Vice President - Controller and
  Assistant Secretary                               845               --

All Directors and Officers as a Group        18,701,993               89.73%


* Dorothy D. Park is Personal Representative of the Estate of Roy H. Park and 18,684,505 of the shares listed above represent shares held by her in that capacity. See "Ownership By Certain Beneficial Owners of More Than 5% of Common Stock" above.

** These numbers and percentages assume conversion of the Company's Convertible
   Debentures currently held by the Estate of Roy H. Park into 130,852 shares of the Company's Common Stock.

   With the exception of Dorothy D. Park, no director beneficially owns more than 1% of Park Communications outstanding Common Stock.


   As noted above under "Ownership By Certain Beneficial Owners of More Than 5% of Common Stock," the Estate of Roy H. Park currently holds approximately 89.65% of the outstanding Common Stock of the Company. Mr. Park's widow, Dorothy D. Park, is the Personal Representative of the Estate and, as such, has the power (subject to certain limitations under Mr. Park's will, applicable state law, and Mrs. Park's fiduciary duties and obligations as Personal Representative) to control the shares held by the Estate, which power includes but is not limited to the power to vote and dispose of the shares. As discussed above under

"Ownership By Certain Beneficial Owners of More Than 5% of Common Stock," on March 25, 1994, at a Special Meeting of the Company's Board of Directors, Mrs. Park, in her capacity as Personal Representative of the Estate, informed the Company of the Estate's decision to sell the Estate-held shares of the Company. In response to this announcement, the Board voted to seek the sale of the entire Company, which would, if consummated, result in a change of control of the Company. At this time, it is intended that such a sale would be accomplished through a sale of the outstanding Common Stock of the Company (including all of the Estate-held shares) to a third party. However, there is no guarantee that such a sale will be achieved. An alternative method of sale would be selling the Company's assets to one or more purchasers (e.g., selling the Company's divisions or particular properties). Pursuit of either of these alternatives could possibly result in, among other things, a change of control of the Company, a restructuring of the Company, a business combination (e.g., a merger), or a decrease in the size of the Company. Under Mr. Park's will, at least 51% of the Company's outstanding Common Stock was to be transferred to Park Foundation. In view of the Estate's decision, and Park Foundation's consent to this decision, it is unlikely Park Foundation will receive any shares of the Company. In addition, if Park Foundation were to receive such shares, under applicable federal tax law, Park Foundation would be required to divest itself of a portion of the shares of the Company held by it within five years from the date on which the Estate were to fund the bequest to Park Foundation. Acquisition by Park Foundation of Company shares or a disposition by Park Foundation of such shares could result in a change of control of the Company.

ELECTION OF DIRECTORS

   The Company's Board of Directors may be composed of no less than three nor more than nine members and is presently composed of six members. The terms of all the directors expire at the annual meeting to be held on May 3, 1994. The following are the Board of Directors' nominees to the six positions on the Board of Directors to be elected at the meeting: Dorothy D. Park, Wright M. Thomas, Harry F. Byrd, Jr., J. Markham Green, John F. McNair III, and Roy H. Park, Jr.

   The following tabulation sets forth: (1) the nominees for election; (2) the date each director was first elected a director of the Company; (3) the date each director's term expires; (4) the principal occupation of each for at least the last five years; (5) other positions each has held with the Company and (6) the age of each director.

                                                                 Director
Name and Principal Occupation or Employment                      Since/Term
For Past Five Years                                    Age       Expires
- --------------------------------------------------------------------------------
Dorothy D. Park - Chairman of the Board since          81        10-13-71/5-3-94
November, 1993 and Secretary of the Company since
1971. Mrs. Park is the widow of Roy H. Park, former
Chairman of the Board and Chief Executive Officer of the Company, who died on October 25, 1993. Mrs. Park is also a Director, President and Secretary of RHP
Incorporated. See "Certain Transactions" herein.

Wright M. Thomas - President and Chief Operating       58         8-22-83/5-3-94
Officer of the Company since July, 1987 and Treasurer and Assistant Secretary of the Company since August, 1983. He has been an employee of the Company since
1974. Mr. Thomas is also a Director, Vice President and Assistant Secretary of RHP Incorporated.
See "Certain Transactions" herein.

Harry F. Byrd, Jr. - Former United States Senator      79         8-22-83/5-3-94
from the Commonwealth of Virginia 1965-1983. He owns two daily newspapers and four weekly newspapers in Virginia. He is also a Director of O'Sullivan
Corporation in Virginia.

J. Markham Green - Limited Partner with The Goldman    50         7-29-93/5-3-94
Sachs Group, L.P. since November, 1992. Prior to that he was General Partner with The Goldman Sachs
Group  L.P., and was Co-Head of its Financial Services
Industry  Group from 1989 through November, 1992.
Mr. Green is a Director of Transworld Music Corporation and of Global Capital Reinsurance.

                                                                 Director
Name and Principal Occupation or Employment                      Since/Term
For Past Five Years                                    Age       Expires
- --------------------------------------------------------------------------------
John F. McNair III - Retired President and Chief       66         11-4-83/5-3-94
Executive Officer of Wachovia Bank of North Carolina and Wachovia Corporation. He had been employed by the Wachovia Corporation and its operating banks from 1968 through 1989. Mr. McNair is a Director of The Piedmont
Natural Gas Company and a Director and President of the North Carolina Railroad Company since July, 1993

Roy H. Park, Jr. - Chairman, President, Chief          55        11-29-93/5-3-94
Executive Officer and owner of Park Outdoor
Advertising of New York, Inc. From 1981 until 1988, when he purchased Park Outdoor Advertising of New York,
Inc., he was employed by Park Outdoor Advertising, Inc., and was its President and Chief Executive Officer from 1984 to 1988 and was Vice President from 1981 to 1984.
Mr. Park is the son of Dorothy D. Park and the late
Roy H. Park. He is also a Director and Senior Vice
President of RHP Incorporated. See "Certain Transactions" herein. Mr. Park is Chairman of the Board of the Outdoor
Advertising Council of New York, Inc.


   It is intended that proxies will be voted for the election of the above nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute. A plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors.

OTHER OFFICERS OF THE COMPANY

Information regarding other officers of the Company is set forth below:



  Name and Principal Occupation or Employment
  For Past Five Years                                                      Age
- --------------------------------------------------------------------------------
Jack E. Claiborne - Has been Vice President-Assistant                      62
to the Chairman since October, 1990. Prior thereto, he was employed by The Charlotte Observer since 1955, where he was the Associate Editor from 1972 to September, 1990. From 1955 to 1972, he was employed in various editorial and reporting positions.

W. Randall Odil - Has been Vice President-Television                       51
since October, 1986. From February, 1982 to October, 1986, he was
Vice President and General Manager of the Company's WSLS-TV Station in Roanoke, Virginia. Prior thereto, he was employed by WBKO-TV in Bowling Green, Kentucky for 20 years in various positions, including
Vice President-Sales/Station Manager from 1978 to February, 1982.

Rick A. Prusator - Has been Vice President-Radio since                     41
August, 1991. From August, 1989 to August 1991 he was Vice President of Park Broadcasting-Western Radio Division. He was Vice President and General Manager of the Company's WNAX-AM Station in Yankton, South Dakota, from February, 1985 to August, 1991. He was General Manager of KYNT/KKYA in Yankton, South Dakota, from 1984 to February, 1985.
Prior thereto, he was employed by Leighton Enterprises, Inc. from 1978 to December, 1983, and was its Vice President of Iowa operations from 1981 to December 1983.

Robert J. Rossi - Has been associated with the Company's                   66
newspaper publishing business since 1974. He was Vice President-News papers from 1974 through 1978 and was a consultant to the Company from 1978 through October, 1983. In October, 1983 he became General Manager and Editor of the Company's daily newspaper in Blytheville, Arkansas, and regional coordinator of the Company's Central Newspaper Division.
In January, 1986, he rejoined the Company's central management group as Vice President-Newspapers.

Randel N. Stair - Vice President-Controller of the                         43
Company since 1980, Assistant Secretary since 1983 and Vice
President-Controller of Park Newspapers, Inc., a subsidiary of the Company, since 1979. Prior to joining the Company he was employed by Multimedia, Inc., as Assistant Corporate Controller.

DIRECTORS' MEETINGS AND COMPENSATION

   The Board of Directors meets on a regularly scheduled basis. During fiscal 1993 the Board met on six occasions. Each of the directors (during the period in which such director served) attended at least seventy-five percent of the aggregate number of meetings of the full board and the respective committees thereof on which such director served.

   The Board of Directors has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent public accountants and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. The current members of the Audit Committee are Harry F. Byrd, Jr. (Chairman), John
F. McNair III, and Dorothy D. Park. The Board of Directors has not created a Nominating Committee.

   The Compensation Committee reviews and approves the compensation of executive officers. The Compensation Committee is currently composed of John F. McNair III (Chairman) and Harry F. Byrd, Jr. Until October 25, 1993 the compensation committee also included Roy H. Park.

   The Audit and Compensation Committees each met once during 1993.

   For their services on the Board, non-employee directors are paid $12,000 per year and also receive $600 for each meeting attended, and an additional $400 for each committee meeting attended.

EXECUTIVE COMPENSATION

   Recently, certain Securities and Exchange Commission regulations have been revised to make disclosure of executive compensation easier to understand and more relevant to stockholders. The newly required information includes a report from the Company's Compensation Committee of the Board of Directors, a five-year stock performance graph, a summary compensation table, and a pension plan table.

REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors until October 25, 1993 was composed of two non-employee directors and the Chairman & Chief Executive Officer. No one was appointed to replace Roy H. Park on the Compensation Committee after his death on that date. The Compensation Committee is responsible for establishing the base salary of the Company's Chief Executive Officer, as well as the Company's senior executive officers, including, but not limited to, Wright M. Thomas, President & Chief Operating Officer; W. Randall Odil, Vice President-Television; Robert J. Rossi, Vice President-Newspapers; Rick A. Prusator, Vice President-Radio; and Randel N. Stair, Vice President-Controller.

   The Committee believes that the most effective executive compensation program is one which encourages initiative and achievement and which provides incentives to achieve both current and long term strategic management goals of the Company, with the ultimate objective to increase stockholders value. These management goals relate primarily to increasing operating profits from each of the Company's divisions and Company growth through strategic acquisitions. To achieve these goals, the Committee believes executive compensation should be comprised of base salary and incentives which reward readily quantifiable performance. The Company does not anticipate that Section 162(m) of the Internal Revenue Code, which generally restricts the deduction of non-performance based compensation to $1,000,000 per individual, will apply to any of its executives. However, in the event the compensation payments exceed the cap, the compensation payments would be structured to meet the deductibility requirements.

   The base salary for the Chief Executive Officer is measured against the knowledge and problem-solving ability required to satisfactorily fulfill the position's assigned duties and responsibilities, the position's accountability and its impact on the operations and profitability of the Company. One of the prime factors impacting the Company's operations is evaluating and acquiring media properties on terms that will increase operating cash flow and net income of the Company. The Committee considers the remuneration analysis in conjunction with the Company's overall performance, as measured by total stockholder return, adherence to the Company's strategic plan, the development of sound management practices and the succession of skilled personnel.

   The base salary of the Chief Executive Officer was $616,667 for the fiscal year 1989. In subsequent review of the Chief Executive Officer's salary, the Chief Executive Officer took the position that he was fairly and adequately compensated at that level previously established in 1989. The Committee acknowledged the Chief Executive Officer's viewpoint and accordingly made no adjustment in his base salary for the years 1990, 1991, and 1992. Similarly, at its meeting in February, 1993, the compensation committee concluded that the Chief Executive Officer's historical salary was sufficient and made no change to it for 1993.

   The Vice Presidents for television, radio and newspapers, in addition to their base salaries, each have an incentive program which compensates them for increases in their division's operating profit over the prior year. Their base salaries are based upon historical salaries, while the incentive portion is based upon a specific formula relating to an increase in the operating profit of such officer's respective division. Application of such formulas resulted in the Company's operating Vice Presidents for the television and radio divisions receiving bonuses for division performance in fiscal year 1993. The salaries and bonuses of the Company's other executive officers are evaluated on a case-by-case basis. Other than the bonuses referred to above, no additional bonuses were awarded to the Company's executive officers for fiscal year 1993.

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
   In establishing executive compensation programs in the future, the Committee will focus not only on total stockholder return, but also on specific corporate goals designed to promote the overall financial success of the Company, such as creating net income, earnings per share, and operating cash flow, which, in turn, are expected to improve the return on stockholders' equity and support the market price of the Company's Common Stock.


The Compensation Committee in 1993:

* John F. McNair III, Chairman: *Harry F. Byrd, Jr., and **Roy
  H. Park.

* Denotes non-employee directors.

**As noted above, Roy H. Park died on October 25, 1993, and no one was appointed to succeed him on the Compensation Committee.

FIVE-YEAR TOTAL STOCKHOLDER RETURN

   The following indexed graph indicates the Company's total return to its stockholders for the past five years as compared to total returns for the NASDAQ market index and selected peer group index. The graph shows what $100 invested in stock January 1, 1989, would be worth at December 31, 1993.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PARK COMMUNICATIONS, INC.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX**


                      --------------------FISCAL YEAR ENDING-------------------
COMPANY                1988      1989      1990      1991      1992      1993

PARK COMMUNICATIONS   $100.00    114.58     91.67     77.78     97.22    116.67
PEER GROUP INDEX      $100.00    116.77     86.58     86.28    112.08    147.93
NASDAQ MARKET INDEX   $100.00    112.89     91.57    117.56    118.71    142.40


PEER GROUP INDEX Consists of:
     A.H. Belo Co.
     Lee Enterprises, Inc.
     Media General, Inc.
     Pulitzer Publishing Co.

   ASSUMES $100 INVESTED ON JAN. 1, 1989
*  ASSUMES DIVIDENDS REINVESTED
** FISCAL YEAR ENDING DECEMBER 31, 1993

SUMMARY COMPENSATION TABLE

   The following table sets forth the total cash and non-cash compensation for the Company's former Chief Executive Officer and the other four most highly compensated executive officers.

                                              Annual Compensation
                                           -----------------------------------
(a)                                        (b)   (c)            (d)
Name and Principal Positions               Year  Salary  1      Bonus
- ------------------------------------------------------------------------------
Roy H. Park                                1993 $506,886 2       --
Former Chairman of the Board of Directors  1992  616,607         --
and Chief Executive Officer                1991  616,667         --

Wright M. Thomas                           1993  184,440 3       --
President, Chief Operating Officer,        1992  177,977         --
Treasurer and Assistant Secretary          1991  165,983         --

W. Randall Odil                            1993  162,150       $25,799
Vice President-Television                  1992  157,977        24,607
                                           1991  150,150         --

Robert J. Rossi                            1993  162,630         --
Vice President-Newspapers                  1992  158,415        18,766
                                           1991  150,259         --

Randel N. Stair                            1993  122,258         --
Vice President-Controller and              1992  119,087        10,000
Assistant Secretary                        1991  113,260         --

1 Amounts are after voluntary salary reductions associated with the election to treat health insurance premiums on a pre-tax basis.


2 For fiscal year 1993, Mr. Park's salary was set at $616,607.
  However, the amount shown above reflects the amount paid from January 1, 1993 through the date of his death, October 25, 1993.


3 Pursuant to a deferred compensation arrangement with the Company, Wright M. Thomas may elect to defer a portion of his annual salary, not to exceed the greater of $30,000 or 25% of his salary. Such deferred compensation is payable with interest in installments on retirement or termination of employment. Such deferred compensation is included in this category.

PENSION PLAN TABLE

   W. Randall Odil, Vice President-Television, was a participant in a pension plan during 1993 of one of the Company's subsidiaries, Roy H. Park Broadcasting of Roanoke, Inc., where he formerly was employed. The Pension Plan Table below shows his estimated annual benefits payable under the Plan at retirement, based on estimated levels of the average final salary and years of service.

ROY H. PARK BROADCASTING OF ROANOKE, INC.
RETIREMENT PLAN
PENSION PLAN TABLE
ESTIMATED ANNUAL BENEFITS PAYABLE
YEARS OF SERVICE

Average
Final Salary  10 yrs    15 yrs  20 yrs  25 yrs
- -----------------------------------------------------
$ 20,000     $ 4,000   $ 6,000 $ 8,000  $10,000
  40,000       8,000    12,000  16,000   20,000
  60,000      12,000    18,000  24,000   30,000
  80,000      16,000    24,000  32,000   40,000
 100,000      20,000    30,000  40,000   50,000
 120,000      24,000    36,000  48,000   60,000


   The annual pension benefits to be awarded to Mr. Odil under the Plan will be based on Mr. Odil's average annual salary during his employment with the Company. For purposes of determining Mr. Odil's benefits under the Plan, the average annual salary computation assumes that Mr. Odil would be compensated as if he were still an employee of Roy H. Park Broadcasting of Roanoke, Inc., and is not based upon his compensation as set forth in the Summary Compensation Table. Based upon the foregoing assumption, his salary would be $104,498 as of December 31, 1993, and he has 11 years of credited service.

   The benefits in the Pension Plan Table are computed based on straight-life annuity amounts. The benefits listed in the Pension Plan Table are not subject to any deductions for Social Security or any other offset amounts.

   Pursuant to a contingent retirement agreement, Wright M. Thomas is entitled to receive certain annual payments in the event of retirement at age 65 if he is then employed by the Company. The size of such payments will be based on approximately 50% of his average annual salary during the five year period immediately preceding retirement, less the annual amount of retirement income payable to him under the Federal Social Security Act or any other similar plan which is a substitute for that Act that may be established under federal law. Although his future salary cannot be predicted with any level of certainty, if the payments under this plan would have been based on his salary during the previous five years, such amount would be approximately $73,000 per year during his lifetime.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

   During fiscal year 1993 (until October 25, 1993) the Compensation Committee consisted of Roy H. Park and the Company's two non-employee directors, John F. McNair III and Harry F. Byrd, Jr. As noted above under Report of the Compensation Committee of the Board of Directors, Roy H. Park died on October 25, 1993, and no one was appointed to succeed him on the Compensation Committee. Mr. Park was Chairman of the Board of Directors and Chief Executive Officer of the Company during that period. There were no other interlocking relationships between members of the Compensation Committee and directors or officers of the Company. As discussed more fully below under "Certain Transactions," during fiscal year 1993 the Company leased and rented certain operating facilities and equipment from RHP Incorporated, which was wholly owned by Roy H. Park and his wife, Dorothy D. Park. Such lease and rental payments were $1,265,000 in 1993. In addition, also as discussed under "Certain Transactions," the Company placed promotional advertising through a division of RHP Incorporated. The total amount of discounts retained by RHP Incorporated for services provided to the Company during fiscal year 1993 was $42,933. While Mr. Park was on the Company's Compensation Committee, Wright M. Thomas was a Director, Vice President and Assistant Secretary of RHP Incorporated and Dorothy D. Park was a Director and Secretary of RHP Incorporated. As discussed below, Dorothy D. Park is currently a Director, President and Secretary of RHP Incorporated; Roy H. Park, Jr. is a Director and Senior Vice President of RHP Incorporated and Wright M. Thomas is a Director, Vice President of and Assistant Secretary of RHP Incorporated.

CERTAIN TRANSACTIONS

   The Company, in the ordinary course of business, leases and rents certain operating facilities and equipment from RHP Incorporated, which was until October 25, 1993 wholly owned by Roy H. Park and Dorothy D. Park. In her capacity as Personal Representative of the Estate of Roy H. Park, Mrs. Park controls the shares formerly owned by him. In addition, Mrs. Park is a Director, President and Secretary of RHP Incorporated, Roy H. Park, Jr. is a Director and Senior Vice President of RHP Incorporated and Wright M. Thomas is a Director, Vice President and Assistant Secretary of RHP Incorporated. Such lease and rental payments were $1,265,000 in 1993. In addition, the Company places promotional advertising through Agricultural Advertising and Research, Inc., a recognized advertising agency which is a division of RHP Incorporated. For advertising placed through Agricultural Advertising and Research, Inc., the agency receives the standard advertising discount given by the media on advertising placed, and refunds up to two-thirds of the discount to the particular company placing the promotional advertising. Such net advertising discounts retained by RHP Incorporated were $42,933 in 1993.

INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's accountants for 1993 were Ernst & Young, Independent Certified Public Accountants. A representative of Ernst & Young is expected to be present at the Annual Stockholders' Meeting and will have an opportunity to answer questions and make a statement. The Company has not selected its accountants for 1994.

OTHER MATTERS

   The Management does not know of any matter, other than those mentioned above, that may be presented for action at the Annual Meeting of Stockholders. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matters and upon such proposals in accordance with their best judgment.

   For a stockholder's proposal to be included in the Company's proxy statement for the 1995 Annual Meeting, the proposal must be received by the Company by December 23, 1994.

   The annual report to stockholders covering the fiscal year ended December 31, 1993 has been mailed to stockholders of record for the meeting.

By order of the Board of Directors.




                                   /s/Dorothy D. Park

                                   Dorothy D. Park, Secretary
                                   Park Communications, Inc.

       CARD

                            PARK COMMUNICATIONS, INC.
                                  Terrace Hill
                                  P.O. Box 550
                                Ithaca, NY 14851

REVOCABLE PROXY
This proxy is solicited on behalf of the board of directors. The undersigned hereby appoints Harry F. Byrd, Jr., John F. McNair III, and Dorothy D. Park and any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes him or them to represent and vote, as designated below all the Common Stock of Park Communications, Inc. held of record by the undersigned on February 16, 1994, at the Annual Meeting of Stockholders to be held on May 3, 1994 at 9:15 a.m. in the East Trianon Suite on the second floor of The Carlyle, 35 East 76th Street, New York City.

1. Election of Directors [] For all nominees (except as marked to the contrary below).
                         [] Withhold Authority to vote for all nominees listed
                            below.
   Dorothy D. Park, Wright M. Thomas, Harry F. Byrd, Jr., J. Markham Green, John
   F. McNair III, Roy H. Park, Jr. (In order to withdraw authority to vote for any individual nominee, write that nominee's name on the space provided below.)


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2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                   Continued and to be signed on reverse side.


Continued from other side

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THE PROXY PRIOR TO THE MEETING BY MAILING A SIGNED INSTRUMENT REVOKING THE PROXY TO: DOROTHY D. PARK, SECRETARY, PARK COMMUNICATIONS, INC., P.O. BOX 550, ITHACA, NY 14851; TO BE EFFECTIVE, THE REVOCATION MUST BE RECEIVED ON OR BEFORE MAY 2, 1994. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                   DATE:                              , 1994
                                        ------------------------------

                                        ------------------------------------

                                        ------------------------------------
                                        Signature of Stockholder

This proxy must be signed exactly as name appears hereon.

Executives, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officers, and officers should sign with personal signature and give title.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING ENCLOSED ENVELOPE.